UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 7, 2015

Boot Barn Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36711	90-0776290
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15776 Laguna Canyon Road, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

(949) 453-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2015, Boot Barn, Inc., a wholly owned subsidiary of Boot Barn Holdings, Inc. (the “Company”), entered into an amended and restated employment agreement (the “Amended Agreement”) with James G. Conroy, the Company’s President and Chief Executive Officer.

Pursuant to the Amended Agreement, Boot Barn, Inc. has agreed to continue to employ Mr. Conroy as its President and Chief Executive Officer.  The Amended Agreement has a term of three years, after which it will automatically renew each year for successive one-year terms unless either party provides written notice of non-renewal or Mr. Conroy is otherwise terminated, in each case pursuant to the terms of the Amended Agreement.

Mr. Conroy is entitled to receive an annualized base salary of $625,000 under the Amended Agreement.  He is also eligible to receive a bonus of 75% of his base salary each year if Boot Barn, Inc. achieves its budget, with the opportunity to receive a maximum aggregate bonus of up to 150% of his base salary if Boot Barn, Inc. achieves additional performance targets established by the board of directors of Boot Barn, Inc., in each case subject to the terms of the Company’s senior management bonus plan then in effect.  In addition, Mr. Conroy will be eligible to participate in the benefit plans of Boot Barn, Inc. provided to other senior executives.  The Amended Agreement also contains customary confidentiality, non-solicitation, non-disparagement and assignment of inventions covenants.

If Mr. Conroy’s employment with Boot Barn, Inc. is terminated without Cause, or if he resigns for Good Reason (as those terms are defined in the Amended Agreement) or if the Company provides Mr. Conroy with notice of non-renewal, Mr. Conroy is entitled to receive, subject to his execution of a valid release of claims, severance pay equal to his base salary for a period of 12 months, an amount equal to 75% of his base salary payable on the sixtieth day following his date of termination, and any accrued but unpaid bonus relating to the fiscal year ended prior to his termination that would have been paid if he had remained employed as of the scheduled payment date for such bonus (the “Accrued Bonus”).  In addition, if he timely elects COBRA health benefits coverage, Mr. Conroy shall be entitled to receive up to 12 monthly payments, each equal to the portion of the premium paid by the Company for COBRA coverage for active senior executives immediately prior to the termination date (the “Health Severance”).  If Mr. Conroy’s employment is terminated without Cause, or if he resigns for Good Reason or if the Company provides Mr. Conroy with notice of non-renewal within one year following, or three months preceding, a Change in Control (as such term in defined in the Amended Agreement), Mr. Conroy is entitled to receive the Health Severance and, subject to his execution of a valid release of claims and in lieu of the severance benefits described above, severance pay equal to his base salary for a period of 24 months, an amount equal to 150% of his base salary payable on the sixtieth day following his date of termination, and any Accrued Bonus.  In addition, all of his unvested equity awards will immediately vest on his date of termination and become exercisable in accordance with their terms (“Accelerated Vesting”).  If any amounts payable to Mr. Conroy pursuant to the Amended Agreement, taken together with any amounts or benefits otherwise payable to him by the Company and any other person or entity required to be aggregated with the Company for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) under any other plan, agreement, or arrangement (the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G of the Code and subject Mr. Conroy to the excise tax imposed under Section 4999 of the Code, and Mr. Conroy would receive a greater net after tax benefit by limiting the amount of such Covered Payments, then the Amended Agreement requires the Company to reduce the aggregate value of all Covered Payments to an amount equal to 2.99 times Mr. Conroy’s average annual compensation as calculated in accordance with Section 280G of the Code.  If Mr. Conroy’s employment is terminated due to his death, his personal representatives or heirs are entitled to receive, subject to execution of a valid release of claims, Accelerated Vesting, if applicable.

The foregoing summary of the material terms of the Amended Agreement is qualified in its entirety by reference to the full text of the Amended Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.                Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated April 7, 2015, by and between Boot Barn, Inc. and James G. Conroy*

*       Indicates a management contract or a compensatory plan or arrangement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOT BARN HOLDINGS, INC.

Dated: April 7, 2015	/s/ Gregory V. Hackman
Name: Gregory V. Hackman
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated April 7, 2015, by and between Boot Barn, Inc. and James G. Conroy*

*          Indicates a management contract or a compensatory plan or arrangement